Exhibit 99.1

The Bon-Ton Stores, Inc. Announces Second Quarter Fiscal 2015 Results

YORK, Pa.--(BUSINESS WIRE)--August 20, 2015--The Bon-Ton Stores, Inc. (NASDAQ: BONT) today reported operating results for the second quarter of fiscal 2015, the 13-week period ended August 1, 2015.

Second Quarter Overview

  Comparable store sales decreased 1.3% in the second quarter as compared with the prior year period.
  Gross margin rate increased 24 basis points to 36.8% of net sales in the current year period.
  Selling, general and administrative expense (“SG&A”) decreased $0.6 million in the second quarter compared with the prior year period.
  Adjusted EBITDA was $5.7 million in the second quarter of fiscal 2015. (Adjusted EBITDA is not a measure recognized under generally accepted accounting principles – see Note 1.) The current year second quarter includes a $0.7 million gain associated with an insurance settlement. Excluding this gain, Adjusted EBITDA was $5.0 million in the second quarter of fiscal 2015. Adjusted EBITDA was $5.1 million in the second quarter of fiscal 2014.
  Net loss in the second quarter of fiscal 2015 was $39.6 million, or $2.01 per diluted share, compared with net loss of $36.2 million, or $1.86 per diluted share, in the second quarter of fiscal 2014. Second quarter of fiscal 2015 results include a loss of $4.9 million, or $0.25 per diluted share, as a result of the early termination of one of the Company’s mortgage facilities and a gain of $0.7 million, or $0.04 per diluted share, for the aforementioned insurance settlement. Excluding these factors, net loss in the second quarter of fiscal 2015 was $35.4 million, or $1.80 per diluted share.

Comments

Kathryn Bufano, President and Chief Executive Officer, commented, “While our second quarter sales results were challenged, we saw meaningful improvement in our gross margin rate and effectively managed expenses, enabling us to achieve Adjusted EBITDA in line with that of last year. Sales were pressured by unseasonably cool weather, which impacted our seasonal classifications, and by weakness in overall traffic trends. That said, we were encouraged by the sales improvement in certain core categories and our private label business. We drove higher merchandise margins while we managed our inventory well, ending the quarter with on-hand inventories flat to last year on a comparable store basis and moving in the right direction to achieve our inventory reduction goal by the end of the year. Additionally, as previously announced, we closed on a sale/leaseback transaction that enabled us to retire one of our mortgage facilities.”

Ms. Bufano continued, “Looking ahead, we believe that some of the macro pressures that impacted our sales during the second quarter will continue into the second half and, therefore, we are reducing our fiscal 2015 Adjusted EBITDA guidance to a range of $145 million to $155 million. We will continue to prudently manage our business while we remain focused on the continued execution of our strategic initiatives to drive improved sales productivity and EBITDA growth over the long term.”

Second Quarter Details

Comparable store sales in the second quarter of fiscal 2015 decreased 1.3%. Total sales in the period decreased 1.4% to $555.4 million, compared with $563.5 million in the second quarter of fiscal 2014. We continued our trend of double-digit sales growth in eCommerce in the period, primarily due to a higher conversion rate and increased transaction size. The sales performance in our small and mid-tier stores continued to outpace that of our larger locations. Year-to-date fiscal 2015 comparable store sales decreased 0.2%.

Other income in the second quarter of fiscal 2015 was $15.6 million, compared with $14.7 million in the second quarter of fiscal 2014. The increase was largely the result of increased revenues associated with our proprietary credit card operations. Proprietary credit card sales, as a percentage of total sales, increased 223 basis points to 53.2% in the second quarter of fiscal 2015.

The gross margin rate in the second quarter of fiscal 2015 increased 24 basis points as compared with the second quarter of fiscal 2014 to 36.8% of net sales, largely the result of reduced net markdowns. A 52-basis-point increase in merchandise margin rate was partially offset by increased distribution and delivery costs associated with omnichannel selling efforts in the current quarter. Gross margin decreased $1.6 million to $204.6 million in the second quarter of fiscal 2015 as a result of the decreased sales volume in the period.

In the second quarter of fiscal 2015, SG&A expense was $215.2 million, a decrease of $0.6 million from the second quarter of fiscal 2014 results. This reduction was largely driven by expense control measures and avoidance of costs incurred in the prior year related to the implementation of our expense efficiency initiative, partially offset by increased advertising expenses and continued investment in omnichannel operations and information technology. SG&A expense rate increased 44 basis points to 38.7% of net sales in the second quarter of fiscal 2015 as a result of the decreased sales volume in the period.

We recorded a gain of $0.7 million for an insurance settlement in the second quarter of fiscal 2015, a residual of claims associated with one store that experienced fire damage in the fourth quarter of fiscal 2014.

In the second quarter of fiscal 2015, we recorded a $4.9 million loss on extinguishment of debt due to the early termination of one of the Company’s mortgage facilities. As a result of the prepayment, we paid an early termination fee of $4.7 million. Additionally, unamortized deferred financing fees were accelerated on the date of termination.

The Company’s excess borrowing capacity under its revolving credit facility was $265.2 million at the end of the second quarter of fiscal 2015.

Guidance

For fiscal 2015, the Company now expects Adjusted EBITDA in a range of $145 million to $155 million. Earnings per diluted share are expected to be in a range of a loss of $0.40 to $0.90 on an adjusted basis to reflect the $4.9 million loss on extinguishment of debt associated with the early termination of a mortgage facility (as previously announced, not reflected in original guidance). Cash flow (see Note 2) is now expected to be in a range of ($5) million to $5 million and has been adjusted to include the early termination fee.

Assumptions reflected in our full-year guidance include the following:

  A comparable store sales performance ranging from a 1.0% to 1.5% increase;
  A gross margin rate ranging from a decrease of 10 to 30 basis points from the fiscal 2014 rate of 35.7%;
  An SG&A expense rate ranging from a 10- to 30-basis-point decrease from the fiscal 2014 rate of 32.9%;
  Capital expenditures not to exceed $75 million, net of external contributions; and
  An estimated 20 million average diluted shares outstanding.

Guidance does not reflect any potential impact associated with an early termination of the second of the Company’s mortgage facilities, thereby excluding the financial effect of the make-whole provision in the agreement, which could range up to approximately $4 million.

Call Details

The Company’s quarterly conference call discussing its second quarter fiscal 2015 results will be broadcast live today at 10:00 a.m. Eastern time. Investors and analysts interested in participating in the call are invited to dial (877) 397-0292 at 9:55 a.m. Eastern time and reference conference ID 3266272. A taped replay of the conference call will be available within two hours of the conclusion of the call and will remain available through Thursday, August 27, 2015. The number to call for the taped replay is (877) 870-5176 and the replay PIN is 3266272. The conference call will also be broadcast on the Company’s website at http://investors.bonton.com. An online archive of the webcast will be available within two hours of the conclusion of the call.

About The Bon-Ton Stores, Inc.

The Bon-Ton Stores, Inc., with corporate headquarters in York, Pennsylvania and Milwaukee, Wisconsin, operates 270 stores, which includes nine furniture galleries and four clearance centers, in 26 states in the Northeast, Midwest and upper Great Plains under the Bon-Ton, Bergner’s, Boston Store, Carson’s, Elder-Beerman, Herberger’s and Younkers nameplates. The stores offer a broad assortment of national and private brand fashion apparel and accessories for women, men and children, as well as cosmetics and home furnishings. For further information, please visit the investor relations section of the Company’s website at http://investors.bonton.com.

Cautionary Note Regarding Forward-Looking Statements

Certain information included in this press release contains statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which may be identified by words such as “may,” “could,” “will,” “plan,” “expect,” “anticipate,” “estimate,” “project,” “intend” or other similar expressions and include the Company’s fiscal 2015 guidance, involve important risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. Factors that could cause such differences include, but are not limited to: risks related to retail businesses generally; a significant and prolonged deterioration of general economic conditions which could negatively impact the Company in a number of ways, including the potential write-down of the current valuation of intangible assets and deferred taxes; risks related to the Company’s proprietary credit card program; potential increases in pension obligations; consumer spending patterns, debt levels, and the availability and cost of consumer credit; additional competition from existing and new competitors; inflation; deflation; changes in the costs of fuel and other energy and transportation costs; weather conditions that could negatively impact sales; uncertainties associated with expanding or remodeling existing stores; the ability to attract and retain qualified management; the dependence upon relationships with vendors and their factors; a data security breach or system failure; the ability to reduce or control SG&A expenses, including initiatives to reduce expenses and improve efficiency; operational disruptions; unsuccessful marketing initiatives; the ability to expand our capacity and improve efficiency through our new eCommerce fulfillment center; changes in, or the failure to successfully implement, our key strategies, including initiatives to improve our merchandising, marketing and operations; adverse outcomes in litigation; the incurrence of unplanned capital expenditures; the ability to obtain financing for working capital, capital expenditures and general corporate purposes; the impact of regulatory requirements including the Health Care Reform Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act; the inability or limitations on the Company’s ability to favorably adjust the valuation allowance on deferred tax assets; and the financial condition of mall operators. Additional factors that could cause the Company’s actual results to differ from those contained in these forward-looking statements are discussed in greater detail under Item 1A of the Company’s Form 10-K filed with the Securities and Exchange Commission.

Note 1: As used in this release, Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, including amortization of lease-related interests, impairment charges and loss on extinguishment of debt. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles (“GAAP”). However, we present Adjusted EBITDA in this release because we consider it to be an important supplemental measure of our performance and because it is frequently used by securities analysts, investors and other interested parties to evaluate the performance of companies in our industry and by some investors to determine a company’s ability to service or incur debt. In addition, our management uses Adjusted EBITDA internally to compare the profitability of our stores. Adjusted EBITDA is not calculated in the same manner by all companies and, accordingly, is not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies. Adjusted EBITDA should not be assessed in isolation from or construed as a substitute for net income or cash flows from operations, which are prepared in accordance with GAAP. Adjusted EBITDA is not intended to represent, and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP. A reconciliation of net loss to Adjusted EBITDA is provided in the financial schedules accompanying this release.

Note 2: As used in this release, cash flow reflects the forecasted net income (loss), plus depreciation and amortization, amortization of lease-related interests and impairment charges, less capital expenditures and pension contributions.

– tables follow –

THE BON-TON STORES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)	August 1,	August 2,
(Unaudited)	2015	2014

Assets
Current assets:
Cash and cash equivalents	$20,935	$7,688
Merchandise inventories	738,089	723,454
Prepaid expenses and other current assets	79,926	72,118
Total current assets	838,950	803,260
Property, fixtures and equipment at cost, net of accumulated depreciation and
amortization of $929,783 and $900,967 at August 1, 2015 and August 2, 2014, respectively	641,748	632,701
Deferred income taxes	13,239	19,384
Intangible assets, net of accumulated amortization of $66,198 and $61,170 at
August 1, 2015 and August 2, 2014, respectively	86,964	93,532
Other long-term assets	22,851	23,702
Total assets	$1,603,752	$1,572,579
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$241,272	$238,077
Accrued payroll and benefits	24,436	25,447
Accrued expenses	138,597	142,276
Current maturities of long-term debt	103,916	7,171
Current maturities of obligations under capital leases	5,133	3,840
Deferred income taxes	22,834	27,255
Total current liabilities	536,188	444,066
Long-term debt, less current maturities	739,394	852,379
Obligations under capital leases, less current maturities	129,461	46,702
Other long-term liabilities	183,180	169,843
Total liabilities	1,588,223	1,512,990
Shareholders' equity:
Preferred Stock - authorized 5,000,000 shares at $0.01 par value; no shares issued	-	-
Common Stock - authorized 40,000,000 shares at $0.01 par value; issued shares
of 18,351,727 and 17,919,143 at August 1, 2015 and August 2, 2014, respectively	184	179
Class A Common Stock - authorized 20,000,000 shares at $0.01 par value; issued
and outstanding shares of 2,951,490 at August 1, 2015 and August 2, 2014	30	30
Treasury stock, at cost - 337,800 shares at August 1, 2015 and August 2, 2014	(1,387)	(1,387)
Additional paid-in-capital	163,006	160,461
Accumulated other comprehensive loss	(78,517)	(48,820)
Accumulated deficit	(67,787)	(50,874)
Total shareholders' equity	15,529	59,589
Total liabilities and shareholders' equity	$1,603,752	$1,572,579

THE BON-TON STORES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	THIRTEEN		TWENTY-SIX
	WEEKS ENDED		WEEKS ENDED
(In thousands, except per share data)	August 1,	August 2,	August 1,	August 2,
(Unaudited)	2015	2014	2015	2014

Net sales	$555,431	$563,452	$1,166,369	$1,170,912
Other income	15,568	14,685	31,872	29,758
	570,999	578,137	1,198,241	1,200,670

Costs and expenses:
Costs of merchandise sold	350,828	357,252	755,293	750,362
Selling, general and administrative	215,186	215,807	433,872	438,126
Gain on insurance recovery	(748)	-	(748)	-
Depreciation and amortization	24,193	24,043	46,226	45,605
Amortization of lease-related interests	1,061	1,159	2,162	2,341
Impairment charges	222	174	222	174
Loss from operations	(19,743)	(20,298)	(38,786)	(35,938)
Interest expense, net	15,196	15,447	30,386	30,718
Loss on extinguishment of debt	4,862	-	4,862	153

Loss before income taxes	(39,801)	(35,745)	(74,034)	(66,809)
Income tax (benefit) provision	(238)	447	(397)	895

Net loss	$(39,563)	$(36,192)	$(73,637)	$(67,704)

Basic loss per share	$(2.01)	$(1.86)	$(3.75)	$(3.50)

Diluted loss per share	$(2.01)	$(1.86)	$(3.75)	$(3.50)

Other financial data:
Adjusted EBITDA (1)	$5,733	$5,078	$9,824	$12,182

(1) Adjusted EBITDA reconciliation

The following table reconciles net loss to Adjusted EBITDA for the periods indicated:

	THIRTEEN		TWENTY-SIX
	WEEKS ENDED		WEEKS ENDED
(In thousands)	August 1,	August 2,	August 1,	August 2,
(Unaudited)	2015	2014	2015	2014

Net loss	$(39,563)	$(36,192)	$(73,637)	$(67,704)
Adjustments:
Income tax (benefit) provision	(238)	447	(397)	895
Loss on extinguishment of debt	4,862	-	4,862	153
Interest expense, net	15,196	15,447	30,386	30,718
Depreciation and amortization	24,193	24,043	46,226	45,605
Amortization of lease-related interests	1,061	1,159	2,162	2,341
Impairment charges	222	174	222	174
Adjusted EBITDA	$5,733	$5,078	$9,824	$12,182

CONTACT:
The Bon-Ton Stores, Inc.
Kim George, 717-751-3071
Divisional Vice President
Investor Relations
kim.george@bonton.com